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                       January 3, 2023

       James P. Nygaard, Jr
       Chief Financial Officer
       Power & Digital Infrastructure Acquisition II Corp.
       321 North Clark Street , Suite 2440
       Chicago, IL 60654

                                                        Re: Power & Digital
Infrastructure Acquisition II Corp.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed April 13,
2022
                                                            File No. 001-41151

       Dear James P. Nygaard:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction
       cc:                                              Debbie Yee